February 12, 2025 VIA EDGAR Securities and Exchange Commission Chief, Office of Information Technology Division of Corporate Finance 100 F Street, NE Washington, D.C. 20549 Re: Nauticus Robotics, Inc. (“Nauticus” or the “Company”) (Filing No. 001-40611) CIK: 0001849820 Current Report on Form 8-K filed January 6, 2025 Accession No. 0001849820-25-000005 Request for Filing Date Adjustment of the Company’s Current Report on Form 8-K filed January 6, 2025 Pursuant to Rule 13(b) of Regulation S-T, the Company hereby respectfully requests an adjustment of the filing date of the Current Report on Form 8-K (the “Current Report”) which was filed with the Securities and Exchange Commission (“SEC”) via EDGAR (Accession No. 0001849820-25-000005) on Monday, January 6, 2025. The Company wishes to adjust the filing date of the Current Report to reflect Friday, January 3, 2025, the date of the initial attempted transmission. The reason for the request is that the Current Report was filed late due to a technical error in the process of filing through the Company’s third party filing agent (“Workiva”) which caused the Current Report to be filed and accepted by the SEC at 6:52 pm EST on January 3, 2025. Test filings of the Current Report were confirmed at 3:59 pm, 5:09, 6:27 pm and 6:30 pm EST on January 3, 2025 and are filed herewith. The Company attempted to file the report that day, but due to technical conflicts within the form relating to XBRL coding, the filing through Workiva received error warnings repeatedly. The Company continued adjusting the filing form until the technical issues were resolved, but the Current Report was not accepted until after the 5:30 pm EST filing deadline. The Company will be harmed if the request for a filing date adjustment is not granted because the current filing date would disqualify the Company from eligibility to file a Registration Statement on Form S-3. The Company’s business needs require that the Company be eligible to file a Registration Statement on Form S-3 to access the capital markets quickly. The Company made a good faith attempt to file the Current Report in a timely manner but the filing was delayed due to technical difficulties beyond the Company’s control. Accordingly, the Company believes that an adjustment of the filing date of the Current Report is consistent with the public interest and the protection of investors, as contemplated by Rule 13(b) of Regulation S-T. Should you have any questions regarding the foregoing matters, please do not hesitate to contact Amelia Zhang of Norton Rose Fulbright US LLP at (713) 651 5594. Sincerely, /s/ John Symington John Symington General Counsel of the Company

Appendix A Test Filings Confirmation Emails

From: edgar-postmaster@sec.gov To: filings@edgaragents.com; Victoria Hay; John Symington Subject: ACCEPTED FORM TYPE XXXXXXXXXX (0001849820-25-000001) Date: Friday, January 3, 2025 2:59:23 PM Caution: This is an external email. Please take care when actioning anything within this email. If you are in doubt, please contact the IT Department. THE FOLLOWING SUBMISSION HAS BEEN ACCEPTED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION. *** TEST FILING *** NOT AN OFFICIAL FILING *** TEST FILING *** COMPANY: Nauticus Robotics, Inc. FORM TYPE: XXXXXXXXXX NUMBER OF DOCUMENTS: 5 RECEIVED DATE: 03-Jan-2025 15:59 ACCEPTED DATE: 03-Jan-2025 15:59 TEST FILING: YES CONFIRMING COPY: NO ACCESSION NUMBER: 0001849820-25-000001 FILE NUMBER(S): 1. 001-40611 THE PASSWORD FOR LOGIN CIK 0001849820 WILL EXPIRE 11-Feb-2025 16:23. PLEASE REFER TO THE ACCESSION NUMBER LISTED ABOVE FOR FUTURE INQUIRIES. REGISTRANT(S): 1. CIK: 0001849820 COMPANY: Nauticus Robotics, Inc. FORM TYPE: XXXXXXXXXX FILE NUMBER(S): 1. 001-40611 ITEM(S): 1. XXXXXXXXXX 2. XXXXXXXXXX 3. XXXXXXXXXX 4. XXXXXXXXXX 5. XXXXXXXXXX 6. XXXXXXXXXX ITEM SUBMISSION ACCESSION NUMBER: ITEM SUBMISSION FORM TYPE: XXXXXXXXXX THE SUBMISSION CONTAINED THE FOLLOWING WARNINGS: WRN: XBRL_VALIDATION_WARNING MSG: XBRL documents contain following XBRL validation warning(s). LOC: LINE NUMBER: 0 WRN: XBRL WARNING MESSAGE

MSG: Warning: [dq-0540-DocumentPeriodEndDate-Value] In submission type 8-K, DocumentPeriodEndDate value 2024-12-27, is not equivalent to header element periodOfReport value, 01-03-2025, in the Required Context. kitt-20241227.htm line 4 LOC: LINE NUMBER: 0 WRN: XBRL WARNING MESSAGE MSG: Warning: [dqc-0036-Document-Period-End-Date-Context-Fact-Value-Check] The ending date of 2025-01-03 used for DocumentPeriodEndDate must be the same as the Document Period End Date, 2024-12-27. The properties of this DocumentPeriodEndDate fact are Context: c-1, Rule Element Id: 1. kitt-20241227.htm line 4 LOC: LINE NUMBER: 0 ------------------------------- NOTICE --------------------------------- URGENT: Verify that all of your addresses on the EDGAR database are correct. An incorrect address in the EDGAR Accounting Contact Name and Address information may result in your fee Account Activity Statement being returned to the SEC as undeliverable. Please correct outdated addresses via the EDGAR filing website. The EDGAR system is available to receive and process filings from 6:00 a.m. to 10:00 p.m. Eastern Time on business days. Filer Support staff members are available to respond to requests for assistance from 9:00 a.m. to 5:30 p.m. Eastern Time. We encourage you to visit the EDGAR - Information for Filers webpage at SEC.gov | EDGAR - Information for Filers [https://www.sec.gov/edgar/filer-information ]. On this webpage you can view and/or download the EDGAR Filer Manual, access How Do I's, and also get access to resources and announcements.

From: edgar-postmaster@sec.gov To: filings@edgaragents.com; Victoria Hay; John Symington Subject: ACCEPTED FORM TYPE XXXXXXXXXX (0001849820-25-000002) Date: Friday, January 3, 2025 4:09:07 PM Caution: This is an external email. Please take care when actioning anything within this email. If you are in doubt, please contact the IT Department. THE FOLLOWING SUBMISSION HAS BEEN ACCEPTED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION. *** TEST FILING *** NOT AN OFFICIAL FILING *** TEST FILING *** COMPANY: Nauticus Robotics, Inc. FORM TYPE: XXXXXXXXXX NUMBER OF DOCUMENTS: 5 RECEIVED DATE: 03-Jan-2025 17:08 ACCEPTED DATE: 03-Jan-2025 17:09 TEST FILING: YES CONFIRMING COPY: NO ACCESSION NUMBER: 0001849820-25-000002 FILE NUMBER(S): 1. 001-40611 THE PASSWORD FOR LOGIN CIK 0001849820 WILL EXPIRE 11-Feb-2025 16:23. PLEASE REFER TO THE ACCESSION NUMBER LISTED ABOVE FOR FUTURE INQUIRIES. REGISTRANT(S): 1. CIK: 0001849820 COMPANY: Nauticus Robotics, Inc. FORM TYPE: XXXXXXXXXX FILE NUMBER(S): 1. 001-40611 ITEM(S): 1. XXXXXXXXXX 2. XXXXXXXXXX 3. XXXXXXXXXX 4. XXXXXXXXXX 5. XXXXXXXXXX 6. XXXXXXXXXX ITEM SUBMISSION ACCESSION NUMBER: ITEM SUBMISSION FORM TYPE: XXXXXXXXXX THE SUBMISSION CONTAINED THE FOLLOWING WARNINGS: WRN: XBRL_VALIDATION_WARNING MSG: XBRL documents contain following XBRL validation warning(s). LOC: LINE NUMBER: 0 WRN: XBRL WARNING MESSAGE

MSG: Warning: [dq-0540-DocumentPeriodEndDate-Value] In submission type 8-K, DocumentPeriodEndDate value 2024-12-27, is not equivalent to header element periodOfReport value, 01-03-2025, in the Required Context. kitt-20241227.htm line 4 LOC: LINE NUMBER: 0 WRN: XBRL WARNING MESSAGE MSG: Warning: [dqc-0036-Document-Period-End-Date-Context-Fact-Value-Check] The ending date of 2025-01-03 used for DocumentPeriodEndDate must be the same as the Document Period End Date, 2024-12-27. The properties of this DocumentPeriodEndDate fact are Context: c-1, Rule Element Id: 1. kitt-20241227.htm line 4 LOC: LINE NUMBER: 0 ------------------------------- NOTICE --------------------------------- URGENT: Verify that all of your addresses on the EDGAR database are correct. An incorrect address in the EDGAR Accounting Contact Name and Address information may result in your fee Account Activity Statement being returned to the SEC as undeliverable. Please correct outdated addresses via the EDGAR filing website. The EDGAR system is available to receive and process filings from 6:00 a.m. to 10:00 p.m. Eastern Time on business days. Filer Support staff members are available to respond to requests for assistance from 9:00 a.m. to 5:30 p.m. Eastern Time. We encourage you to visit the EDGAR - Information for Filers webpage at SEC.gov | EDGAR - Information for Filers [https://www.sec.gov/edgar/filer-information ]. On this webpage you can view and/or download the EDGAR Filer Manual, access How Do I's, and also get access to resources and announcements.

From: edgar-postmaster@sec.gov To: filings@edgaragents.com; Victoria Hay; John Symington Subject: ACCEPTED FORM TYPE XXXXXXXXXX (0001849820-25-000003) Date: Friday, January 3, 2025 5:27:49 PM Caution: This is an external email. Please take care when actioning anything within this email. If you are in doubt, please contact the IT Department. THE FOLLOWING SUBMISSION HAS BEEN ACCEPTED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION. *** TEST FILING *** NOT AN OFFICIAL FILING *** TEST FILING *** COMPANY: Nauticus Robotics, Inc. FORM TYPE: XXXXXXXXXX NUMBER OF DOCUMENTS: 5 RECEIVED DATE: 03-Jan-2025 18:27 ACCEPTED DATE: 03-Jan-2025 18:27 TEST FILING: YES CONFIRMING COPY: NO ACCESSION NUMBER: 0001849820-25-000003 FILE NUMBER(S): 1. 001-40611 THE PASSWORD FOR LOGIN CIK 0001849820 WILL EXPIRE 11-Feb-2025 16:23. PLEASE REFER TO THE ACCESSION NUMBER LISTED ABOVE FOR FUTURE INQUIRIES. REGISTRANT(S): 1. CIK: 0001849820 COMPANY: Nauticus Robotics, Inc. FORM TYPE: XXXXXXXXXX FILE NUMBER(S): 1. 001-40611 ITEM(S): 1. XXXXXXXXXX 2. XXXXXXXXXX 3. XXXXXXXXXX 4. XXXXXXXXXX 5. XXXXXXXXXX 6. XXXXXXXXXX ITEM SUBMISSION ACCESSION NUMBER: ITEM SUBMISSION FORM TYPE: XXXXXXXXXX THE SUBMISSION CONTAINED THE FOLLOWING WARNINGS: WRN: XBRL_VALIDATION_WARNING MSG: XBRL documents contain following XBRL validation warning(s). LOC: LINE NUMBER: 0 WRN: XBRL WARNING MESSAGE

MSG: Warning: [dq-0540-DocumentPeriodEndDate-Value] In submission type 8-K, DocumentPeriodEndDate value 2024-12-27, is not equivalent to header element periodOfReport value, 01-03-2025, in the Required Context. kitt-20241227.htm line 4 LOC: LINE NUMBER: 0 ------------------------------- NOTICE --------------------------------- URGENT: Verify that all of your addresses on the EDGAR database are correct. An incorrect address in the EDGAR Accounting Contact Name and Address information may result in your fee Account Activity Statement being returned to the SEC as undeliverable. Please correct outdated addresses via the EDGAR filing website. The EDGAR system is available to receive and process filings from 6:00 a.m. to 10:00 p.m. Eastern Time on business days. Filer Support staff members are available to respond to requests for assistance from 9:00 a.m. to 5:30 p.m. Eastern Time. We encourage you to visit the EDGAR - Information for Filers webpage at SEC.gov | EDGAR - Information for Filers [https://www.sec.gov/edgar/filer-information ]. On this webpage you can view and/or download the EDGAR Filer Manual, access How Do I's, and also get access to resources and announcements.

From: edgar-postmaster@sec.gov To: filings@edgaragents.com; Victoria Hay; John Symington Subject: ACCEPTED FORM TYPE XXXXXXXXXX (0001849820-25-000004) Date: Friday, January 3, 2025 5:31:01 PM Caution: This is an external email. Please take care when actioning anything within this email. If you are in doubt, please contact the IT Department. THE FOLLOWING SUBMISSION HAS BEEN ACCEPTED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION. *** TEST FILING *** NOT AN OFFICIAL FILING *** TEST FILING *** COMPANY: Nauticus Robotics, Inc. FORM TYPE: XXXXXXXXXX NUMBER OF DOCUMENTS: 5 RECEIVED DATE: 03-Jan-2025 18:30 ACCEPTED DATE: 03-Jan-2025 18:30 TEST FILING: YES CONFIRMING COPY: NO ACCESSION NUMBER: 0001849820-25-000004 FILE NUMBER(S): 1. 001-40611 THE PASSWORD FOR LOGIN CIK 0001849820 WILL EXPIRE 11-Feb-2025 16:23. PLEASE REFER TO THE ACCESSION NUMBER LISTED ABOVE FOR FUTURE INQUIRIES. REGISTRANT(S): 1. CIK: 0001849820 COMPANY: Nauticus Robotics, Inc. FORM TYPE: XXXXXXXXXX FILE NUMBER(S): 1. 001-40611 ITEM(S): 1. XXXXXXXXXX 2. XXXXXXXXXX 3. XXXXXXXXXX 4. XXXXXXXXXX 5. XXXXXXXXXX 6. XXXXXXXXXX ITEM SUBMISSION ACCESSION NUMBER: ITEM SUBMISSION FORM TYPE: XXXXXXXXXX ------------------------------- NOTICE --------------------------------- URGENT: Verify that all of your addresses on the EDGAR database are correct. An incorrect address in the EDGAR Accounting Contact Name and Address information may result in your fee Account Activity Statement being returned to the SEC as undeliverable. Please correct outdated addresses via the EDGAR filing website.

The EDGAR system is available to receive and process filings from 6:00 a.m. to 10:00 p.m. Eastern Time on business days. Filer Support staff members are available to respond to requests for assistance from 9:00 a.m. to 5:30 p.m. Eastern Time. We encourage you to visit the EDGAR - Information for Filers webpage at SEC.gov | EDGAR - Information for Filers [https://www.sec.gov/edgar/filer-information ]. On this webpage you can view and/or download the EDGAR Filer Manual, access How Do I's, and also get access to resources and announcements.

From: edgar-postmaster@sec.gov To: filings@edgaragents.com; Victoria Hay; John Symington Subject: ACCEPTED FORM TYPE 8-K (0001849820-25-000005) Date: Friday, January 3, 2025 5:52:43 PM Caution: This is an external email. Please take care when actioning anything within this email. If you are in doubt, please contact the IT Department. THE FOLLOWING SUBMISSION HAS BEEN ACCEPTED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION. COMPANY: Nauticus Robotics, Inc. FORM TYPE: 8-K NUMBER OF DOCUMENTS: 5 RECEIVED DATE: 03-Jan-2025 18:52 ACCEPTED DATE: 03-Jan-2025 18:52 FILING DATE: 06-Jan-2025 06:00 TEST FILING: NO CONFIRMING COPY: NO ACCESSION NUMBER: 0001849820-25-000005 FILE NUMBER(S): 1. 001-40611 THE PASSWORD FOR LOGIN CIK 0001849820 WILL EXPIRE 11-Feb-2025 16:23. PLEASE REFER TO THE ACCESSION NUMBER LISTED ABOVE FOR FUTURE INQUIRIES. REGISTRANT(S): 1. CIK: 0001849820 COMPANY: Nauticus Robotics, Inc. FORM TYPE: 8-K FILE NUMBER(S): 1. 001-40611 ITEM(S): 1. 1.01 2. 1.02 3. 2.03 4. 3.02 5. 3.03 6. 5.03 ITEM SUBMISSION ACCESSION NUMBER: ITEM SUBMISSION FORM TYPE: ------------------------------- NOTICE --------------------------------- URGENT: Verify that all of your addresses on the EDGAR database are correct. An incorrect address in the EDGAR Accounting Contact Name and Address information may result in your fee Account Activity Statement being returned to the SEC as undeliverable. Please correct outdated addresses via the EDGAR filing website.

The EDGAR system is available to receive and process filings from 6:00 a.m. to 10:00 p.m. Eastern Time on business days. Filer Support staff members are available to respond to requests for assistance from 9:00 a.m. to 5:30 p.m. Eastern Time. We encourage you to visit the EDGAR - Information for Filers webpage at SEC.gov | EDGAR - Information for Filers [https://www.sec.gov/edgar/filer-information ]. On this webpage you can view and/or download the EDGAR Filer Manual, access How Do I's, and also get access to resources and announcements.